Exhibit 10.8

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 19th day of May, 2013, between GrubHub, Inc., a Delaware corporation (the “Company”), and Matthew Maloney (the “Executive”).

RECITALS

WHEREAS, the Company intends to enter into a contribution agreement (the “Contribution Agreement”) with Seamless North America, LLC (“Thin Crust”), GrubHub Holdings Inc. (“Parent”) and certain other parties named therein, pursuant to which (among other things), Thin Crust and the Company will enter into a transaction combining the businesses of the Company and Thin Crust, as described in the Contribution Agreement (the “Transaction”).

WHEREAS, in consideration of, and as a material inducement to the parties’ entering into the Contribution Agreement and the consummation of the Transaction (the “Closing”), the parties hereto desire that this Agreement take effect upon the Closing and that this Agreement become effective only if the Closing occurs. If the Closing does not occur for any reason, this Agreement shall be null and void ab initio and of no force and effect.

WHEREAS, in connection with the Closing, the Company and the Executive desire that the Company continue to employ the Executive and that the Executive accept such employment, in each case, upon the terms and conditions set forth herein and effective as of the date of the Closing (the “Effective Date”).

AGREEMENT

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) At-Will Employment. The Company shall employ the Executive pursuant to the terms of this Agreement until the Executive’s employment with the Company and this Agreement are terminated in accordance with the provisions of Section 3 (the period during which the Executive is employed by the Company pursuant to this Agreement, the “Term”). The Executive’s employment with the Company shall be “at-will” and not for any specified time, and may be terminated by the Company or the Executive at any time, with or without cause; provided, however, that upon certain terminations of employment the Executive shall be entitled to receive written notice and/or certain benefits and payments pursuant to the terms and conditions provided in Sections 3, 4 and 5 below.

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”). The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $265,000. The Executive’s base salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”). The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in accordance with the Company’s usual payroll practices.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to participate in any cash incentive compensation plan to the same extent as other senior executives of the Company as determined by the Compensation Committee from time to time. To be eligible to receive any awards of incentive compensation, the Executive must be employed by the Company on the day on which such incentive compensation is paid.

(c) Equity Awards. During the Term, the Executive shall be eligible to receive equity award(s) as determined by the Compensation Committee in its sole discretion.

(d) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable, documented business expenses incurred by the Executive in performing services hereunder, in accordance with the Company’s applicable expense reimbursement policies and procedures.

(e) Other Benefits. During the Term, the Executive shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time, subject to the terms of such plans.

(f) Vacation. During the Term, the Executive shall be entitled to accrue paid vacation days in accordance with the Company’s applicable vacation policy as in effect from time to time. The Executive shall also be entitled to all paid holidays in accordance with the Company’s applicable policies.

(g) Amendment of Terms of Option Award Agreement. Notwithstanding anything to the contrary herein or in any other agreement between the Executive and the Company and/or Thin Crust, the Company hereby agrees to amend the terms of the Nonstatutory Stock Option Agreement between the Company and the Executive, dated January 28, 2013 (“Deep Dish IPO Option Agreement”), or cause the terms of any awards granted to the Executive to substitute for the Deep Dish IPO Option (defined below) in connection with the Transaction to provide that, if the Executive’s employment with the Company terminates prior to the Last Exercise Date (as defined below) for any reason other than due to a termination by the Company for Cause (as defined below) or a termination by the Executive without Good Reason (as defined below), then the Executive’s stock option to purchase 100,000 shares of Company common stock (the “Deep Dish IPO Option”) shall remain outstanding and eligible to vest and become exercisable until the earlier of (A) the original expiration date of the Deep Dish IPO Option Agreement and (B) the seven (7)-month anniversary of the date of a Qualified Public Offering (as defined in the Deep Dish IPO Option Agreement) (the earlier of such dates, the “Last Exercise Date”).

3. Termination. During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, at any time and for any reason or no reason, including under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12)-month period.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s willful unauthorized use or disclosure of the confidential information or trade secrets of the Company or its affiliates; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or its affiliates; (iii) the Executive’s material failure to comply with the written policies or rules of the Company or its affiliates; (iv) the Executive’s commission of, conviction for, or plea of “guilty” or “no contest” to, any felony or a misdemeanor involving moral turpitude under the laws of the United States or any State; (v) the Executive’s gross misconduct in the performance of his duties hereunder; (vi) the Executive’s continuing failure to perform assigned duties consistent with his title and position; (vii) the Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its affiliates or their respective managers, directors, officers or employees, if the Company has requested the Executive’s cooperation therewith; or (viii) the Executive’s commission of any act offensive to the reasonable conscience that results in material reputational harm to the Company. For any termination pursuant to paragraphs (ii), (iii) or (v) - (viii) above, the Company shall first give written notice of the breach to the Executive, and if the breach is susceptible to a cure, the Company shall give the Executive a reasonable opportunity to promptly (within thirty (30) days) cure the breach.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Sections 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any one or more of the following events without the consent of the Executive: (i) a diminution in the Executive’s Base

Salary (other than in connection with a diminution in base salary that is proportionately applied to all senior executives of the Company), unless the Company is a publicly-traded company on the date of such diminution, in which case such diminution in the Executive’s Base Salary must be more than ten percent (10%) (other than in connection with a diminution in base salary that is proportionately applied to all senior executives of the Company); (ii) a change in the geographic location at which the Executive provides services to the Company by more than fifty (50) miles (provided that moving the Company’s corporate headquarters shall not constitute a change in geographic location, so long as the Executive continues to be able to provide services to the Company from a location not more than fifty (50) miles from the location where the Executive currently provides services); or (iii) a material diminution of the Executive’s title or reporting relationship at any time following the Closing. “Good Reason Process” shall mean that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days after the first occurrence of such condition; (3) the Executive cooperates in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (4) the Good Reason condition continues to exist following the Cure Period; and (5) the Executive terminates employment with the Company within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

(f) Notice of Termination. Except for a termination due to the Executive’s death as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated due to the Executive’s death, the date of such death; (ii) if the Executive’s employment is terminated due to the Executive’s disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which the Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date that is thirty (30) days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, the date that is thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period (which shall be no later than thirty (30) days after the end of the Cure Period). Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier date of termination, provided that the Company continues to pay the Executive the Base Salary for the thirty (30)-day period immediately following the date on which a Notice of Termination is given to the Executive.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate, as applicable,) (i) any unpaid Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) and unused vacation that accrued through the Date of Termination, payable on or before the time required by law but in no event more than thirty (30) days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause, as provided in Section 3(d), or by the Executive for Good Reason, as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefit pursuant to Section 4(a). In addition, subject to Sections 6 and 7(a) and to the Executive delivering to the Company a general release of claims in favor of the Company and related persons and entities in substantially the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable within sixty (60) days after the Date of Termination, then:

(i) the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary (less any amounts paid pursuant to Section 3(g)(B)) at the rate in effect immediately prior to the Date of Termination;

(ii) if the Executive (and his spouse and dependents, if applicable) was participating in the Company’s group health plan immediately prior to the Date of Termination and the Executive (and any other qualified beneficiaries) elect(s) to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay, or reimburse the Executive for, that portion of the COBRA premiums that the Company would have paid to provide health insurance to the Executive (and his spouse and dependents, as applicable) during the period commencing on the Date of Termination and ending on the twelve (12)-month anniversary thereof (or the date on which the Executive becomes eligible to receive healthcare coverage from a subsequent employer, if earlier);

(iii) the amounts payable under this Section 4(b) shall be paid to the Executive in substantially equal installments in accordance with the Company’s regular payroll practices over twelve (12) months commencing on the sixtieth (60th) day after the Date of Termination; provided, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2); and

(iv) notwithstanding anything to the contrary in any applicable option agreement or other agreement between the Executive and the Company, (A) all vested

Pre-Closing Options (as defined below) held by the Executive as of the Date of Termination, to the extent applicable, shall continue to be fully exercisable by the Executive following the Date of Termination until the earlier of (A) the one (l)-year anniversary of the Closing or (ii) the seven (7)-month anniversary of the date on which a registered initial public offering of the Company’s securities is consummated under the Securities Act of 1933, as amended from time to time, or any replacement statute therefor (the “Exercise Period”), provided, that the Exercise Period shall be no less than three (3) months following the Date of Termination, and provided further, that in no event will the Executive be entitled to exercise any such Pre-Closing Options following the expiration of the original term applicable to such Pre-Closing Options, and (B) the Executive will be entitled to pay the exercise price of any vested Pre-Closing Options pursuant to a net exercise and to satisfy any related tax withholding obligations by requesting that the Company withhold a number of shares otherwise issuable upon the exercise of such vested Pre-Closing Option with a fair market value equal to the applicable minimum statutory withholding rates, and the Company agrees to effect such net exercise transaction as soon as practicable upon receipt of Executive’s request. For purposes hereof, “Pre-Closing Options” means Executive’s options to purchase Common Stock that were outstanding as of immediately prior to the Closing. For the avoidance of doubt, “Pre-Closing Options” will include all Deep Dish Substituted Options, as such term is defined in the Contribution Agreement.

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below) of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within the period beginning forty-five (45) days prior to and ending twelve (12) months after the occurrence of a Change in Control. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change in Control.

(a) Change in Control. If within the period beginning forty-five (45) days prior to and ending twelve (12) months after the occurrence of a Change in Control, the Executive’s employment is terminated by the Company without Cause, as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason, as provided in Section 3(e), then, subject to Sections 6 and 7(a) and to the delivery to the Company of a Release that becomes effective and irrevocable within sixty (60) days after the Date of Termination, then

(i) the Company shall pay the Executive an amount equal to (A) twelve (12) months of the Executive’s Base Salary (less any amounts paid pursuant to Section 3(g)(B)) at the rate in effect immediately prior to the Change in Control or the Date of Termination, whichever is greater, plus (B) the full year target amount of his aggregate incentive compensation for the year of the Date of Termination that would have been earned during the fiscal year in which the Date of Termination occurred, multiplied by a fraction with a numerator equal to the number of days in the fiscal year through the Date of Termination and a denominator equal to three hundred sixty-five (365), payable no later than two and one-half (2-1/2) months following the end of the fiscal year in which the Date of Termination occurred;

(ii) if the Executive (and his spouse and dependents, if applicable) was participating in the Company’s group health plan immediately prior to the Date of Termination and the Executive (and any other qualified beneficiaries) elect(s) to receive continued healthcare coverage pursuant to COBRA, then the Company shall pay, or reimburse the Executive for, that portion of the COBRA premiums that the Company would have paid to provide health insurance to the Executive (and his spouse and dependents, as applicable) during the period commencing on the Date of Termination and ending on the twelve (12)-month anniversary thereof (or the date on which the Executive becomes eligible to receive healthcare coverage from a subsequent employer, if earlier);

(iii) notwithstanding anything to the contrary in any applicable option agreement or other agreement between the Executive and the Company, (A) 100% of any then-unvested Pre-Closing Options and any other unvested stock options and other stock- based awards held by the Executive shall immediately accelerate and become fully vested and exercisable, as applicable, (B) all vested Pre-Closing Options held by the Executive as of the Date of Termination, to the extent applicable, shall continue to be fully exercisable by the Executive following the Date of Termination during the Exercise Period, provided, that the Exercise Period shall be no less than three (3) months following the Date of Termination, and provided further, that in no event will the Executive be entitled to exercise any such Pre-Closing Options following the expiration of the original term applicable to such Pre-Closing Options, and (C) the Executive will be entitled to pay the exercise price of any vested Pre-Closing Options pursuant to a net exercise and to satisfy any related tax withholding obligations by requesting that the Company withhold a number of shares otherwise issuable upon the exercise of such vested Pre-Closing Option with a fair market value equal to the applicable minimum statutory withholding rates, and the Company agrees to effect such net exercise transaction as soon as practicable upon receipt of Executive’s request; and

(iv) the amounts payable under this Section 5(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing on the sixtieth (60th) day after the Date of Termination; provided, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (collectively, such compensation, payments and distributions, the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) For the purposes of this Section 5(b), “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code plus any interest or penalties incurred by the Executive with respect to such excise

(iii) The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm mutually agreed upon by the Company and the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. The Company shall bear all fees and expenses charged by the Accounting Firm in connection with such services. For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(i) “Change in Control” shall mean “Change of Control” as defined in the Stockholders’ Agreement. For purposes hereof, the Transaction shall not be deemed a “Change in Control.”

(ii) “Stockholders’ Agreement” means that certain Stockholders’ Agreement of Parent to be entered into on or about the Closing.

6. Termination Obligations.

(a) No Other Payments or Benefits. Except as expressly provided in Sections 2, 4 and 5 above, upon the Executive’s termination of employment with the Company; the Executive shall have no rights to any payments or benefits in connection with the Executive’s employment with the Company or the termination thereof, including without limitation, rights to any salary, bonuses, employee benefits or other compensation which would have accrued or become payable after the termination of the Executive’s employment, other than those expressly required under applicable law (e.g., COBRA). In the event of a termination of the Executive’s employment with the Company, the Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in Section 4 or 5 above, as applicable.

(b) Resignation as Director and Officer. Except as otherwise agreed to between the Company and the Executive, effective as of the Date of Termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates. At the Company’s request, the Executive shall execute and deliver such documentation as the Company may prescribe in order to effectuate such resignation(s).

(c) Return of Property. The Executive hereby agrees to return to the Company, no later than the Date of Termination, all Company files, Company confidential or proprietary information (in any form contained, including any copies thereof), access keys, desk keys, identity badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as may be in the Executive’s possession.

(d) Restrictive Covenants. Following the Executive’s termination of employment, the Executive shall remain subject to any ongoing obligations with respect to any restrictive covenants, and the receipt of the payments and benefits described in Section 4 or 5 above, as applicable, shall be subject to the Executive’s continued compliance with such ongoing obligations.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” (within the meaning of Section 409A of the Code), the Company determines that the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement due to the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be payable or provided, as applicable, until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service” (within the meaning of Section 409A of the Code). The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with and the payments and benefits under this Agreement will comply with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each installment payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if the Company determines or the Executive notifies the Company that this Agreement or any payments or benefits hereunder may not comply with Section 409A of the Code, the Company may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party; provided that nothing in this Section 7(d) will create any obligation on the part of the Company to amend this Agreement or take any other actions (nor would the Company have any liability for failing to do so in its good faith determination).

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption therefrom, or the conditions thereof.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of Illinois. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Indemnification. During the Term, the Company shall purchase and maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for similarly situated executive officers of the Company.

11. Integration. This Agreement, together with Sections 7-13 of that certain employment agreement by and between the Company and the Executive, dated March 9, 2009 (the “Prior Employment Agreement”) which are incorporated herein by this reference, constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter of this Agreement and the Executive’s continued employment with the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Executive’s relationship with the Company (including, without limitation and other than with respect to Sections 7-13, the Prior Employment Agreement).

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Successor to the Executive. This Agreement shall be binding on and inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, in the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is an Illinois contract and shall be construed under and be governed in all respects by the laws of the State of Illinois, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Seventh Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Successor to Company. The Company shall assign its rights and obligations under this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. This Agreement shall be binding on and inure to the benefit of and be enforceable by the Company’s successors and assigns.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

23. Acknowledgement. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GRUBHUB, INC.

By:

Its:	ADAM DEWITT
CHIEF FINANCIAL OFFICER

EXECUTIVE

Matthew Maloney

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) by and between Matthew Maloney (“Executive”) and GrubHub, Inc., a Delaware corporation (the “Company”), is effective eight (8) days after the date on which Executive signs this Release (the “Effective Date”), unless Executive revokes this Release in accordance with Section 1(c) below.

1. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 1, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a) On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et. seq., the Federal Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, 29 U.S.C. § 706 et seq., the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act, 29 U.S.C. § 701 et seq., the United States Constitution and Amendments, the Illinois Constitution, the Illinois Human Rights Act, Illinois Employment Contract Act, Cook County Human Rights Ordinance, the City of Chicago Human Rights Ordinance, Illinois common law (including but not limited to claims for the intentional infliction of emotional distress and negligent retention) and/or any other local, state or federal law governing harassment, discrimination and/or retaliation in employment and/or the payment of wages and benefits; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims that cannot be released as a matter of law, including, without limitation, Claims for compensation under the Illinois Workers’ Compensation Act, Illinois Workers’ Occupational Disease Act, Illinois Wage Payment and Collection Act or Illinois Unemployment Insurance;

(ii) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(iii) Claims for indemnification under any applicable directors’ and officers’ liability insurance policy or right to indemnification now existing under the Company’s certificate of incorporation, articles of association and/or bylaws;

(iv) Executive’s right to payments and benefits under Section [4][5] of the Employment Agreement between Executive and the Company, dated May 19, 2013 (the “Employment Agreement”), as applicable, that are contingent upon the execution by Executive of this Release; and

(v) Executive’s existing rights as an equity holder under any operating agreement, stockholders’ agreement or similar agreement of the Company and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by the Company.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) Executive has the right to consult with an attorney before signing this Release;

(ii) Executive has been given at least twenty-one (21) days to consider this Release;

(iii) Executive has seven (7) days after signing this Release to revoke Executive’s agreement to it, and this Release will not be effective,

and Executive will not receive Executive’s severance benefits, until that revocation period has expired. If Executive wishes to revoke Executive’s acceptance of this Release, Executive must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following Executive’s signature to [NAME OF RESPONSIBLE PERSON] in Human Resources at [FAX NUMBER] by fax or [EMAIL ADDRESS] by e-mail.

2. Non-Disparagement; Transition. Executive further agrees that:

(a) Mutual Non-Disparagement. Executive agrees that from and after the date on which he signs this Release forward, he shall not take any actions or make any verbal or written statements to the public, future employers, current, former or future employees of the Company, or any other third party which reflect negatively on the Company or its officers or directors (or, with respect to any director, any affiliated fund or investment vehicle known to Executive to be represented on the Board by such director). From and after the date on which Executive signs this Release forward, the Company agrees not to, and to instruct its officers and directors not to, take any actions or make any verbal or written statements to the public, future employers of, current, former or future employees of the Company, or any other third party which reflect negatively on the Executive. Each of Executive and the Company represents and warrants that he or it (as applicable) has not taken any of the foregoing actions or made any of the foregoing statements up until the date on which he or it (as applicable) signs this Release. This Section 2(a) shall does not, in any way, restrict or impede either party from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order.

(b) Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

3. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, to the extent reasonable and permitted under applicable law, (b) no other compensation, wages, bonuses, commissions and/or benefits are due to him (other than the payments and benefits under Section [4][5] of the Employment Agreement, as applicable, that arc contingent upon the execution by Executive of this Release), and (c) upon the execution and delivery of this Release by the Company and Executive, this Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

4. Reaffirmation of Confidentiality/Noncompetition Covenants. Executive acknowledges that he is subject to certain covenants regarding the Company’s confidential information and noncompetition [DESCRIBE ANY OTHER RESTRICTIVE COVENANTS] pursuant to Sections 7-13 of that certain employment agreement by and between the Company and the Executive, dated March 9, 2009 (the “Prior Employment Agreement”). Executive reaffirms his obligations under, and acknowledges and agrees that he shall continue to be bound by the Prior Employment Agreement which shall survive the termination of Executive’s employment with the Company and shall continue in full force and effect in accordance with its terms.

5. Executive’s Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding arising from any charge, complaint or other action which has been or may be filed and of which Executive has knowledge (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and all costs and expenses associated with any such requests shall be paid by the Company.

6. Governing; Law. This Release shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Illinois.

7. Integration Clause. This Release, together with the Prior Employment Agreement, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. This Release may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Release.

8. Counterparts. This Release may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: , 20

Matthew Maloney

GRUBHUB, INC.
DATED: , 20

By:
Name:
Title: